Exhibit 99.1

PhotoMedex Receives Notice from NASDAQ

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--September 18, 2009--PhotoMedex, Inc. (Nasdaq:PHMD) (the “Company”) announced today that it received notification from The Nasdaq Stock Market (“Nasdaq”) on September 15, 2009 that the Company was not in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq’s Global Market exchange under Nasdaq Marketplace Rule 4450(a)(5) (the “Rule”). Such a notification letter is issued when the bid price of a Nasdaq-listed company closes below $1.00 per share bid price for 30 consecutive business days. The closing price of PhotoMedex stock has been below $1.00 since August 3, 2009.

The Company’s stock will continue to trade on Nasdaq’s Global Market exchange under the symbol PHMD.

The notification letter states that, pursuant to Nasdaq Marketplace Rule 4450(e)(2), the Company will have 180 calendar days, or until March 14, 2010, to regain compliance with the minimum bid price rule. The Company will achieve compliance if its common stock closes at $1.00 or more per share for at least 10 consecutive business days any time before March 14, 2010, although the notification letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company does not regain compliance with the Rule by that date, Nasdaq will provide notice to the Company that its securities will be delisted from the Nasdaq Global Market. If the Company receives such a letter, it will have an opportunity to appeal the determination to the Nasdaq Listing Qualification Panel or to apply to transfer its common stock to the Nasdaq Capital Market. If the Company’s application to the Nasdaq Capital Market is approved, then the Company will have an additional 180 day compliance period in order to regain compliance with the Nasdaq Global Market requirements while trading on the Nasdaq Capital Market.

About PhotoMedex

PhotoMedex develops proprietary excimer laser and fiber optic systems and techniques directed toward dermatological applications, with FDA 510(k) clearances to market the XTRAC® laser system for the treatment of psoriasis, vitiligo, atopic dermatitis and leukoderma. The Company is a leader in the development, manufacturing and marketing of medical laser products and services. PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. PhotoMedex sells directly to dermatologists, plastic and cosmetic surgeons, and salons. ProCyte brands include Neova®, Ti-Silc®, VitalCopper®, Simple Solutions® and AquaSanté®.

In addition, as a result of the recent merger with PhotoTherapeutics, PhotoMedex now researches, develops and manufactures non-laser light devices for the treatment of clinical and aesthetic dermatological conditions and adds the Omnilux™ products to its portfolio. The Omnilux products incorporate a new technology based on narrowband Light Emitting Diodes (LEDs) to treat a wide range of dermatological conditions including acne, photodamage, and skin rejuvenation.

SAFE HARBOR STATEMENT

Some paragraphs of this press release, particularly those describing PhotoMedex’s strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While PhotoMedex is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of PhotoMedex, its reputation in the industry or its expected financial return from operations. Factors such as these could have an adverse effect on PhotoMedex’s results of operations. In light of significant uncertainties inherent in forward-looking statements included herein, PhotoMedex and its subsidiaries that it will be achieved should not regard the inclusion of such information as a representation.

CONTACT:
Company Contact:
PhotoMedex, Inc.
Dennis McGrath, CEO
215-619-3287
info@photomedex.com
or
Investor Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Sutton Golodetz, 212-838-3777, Kgolodetz@lhai.com
Bruce Voss, 310-691-7100, Bvoss@lhai.com